UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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SEMPRA ENERGY

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SEC 1913 (3-99)

Dear Shareholder:

At our 2012 Annual Meeting, shareholders will vote on an advisory resolution to approve the compensation of our named executive officers. We are writing to request your support for this “Say-on-Pay” resolution.

Both ISS, the largest proxy advisory firm, and Egan Jones, recently recommended a vote FOR our Say-on-Pay proposal. Glass Lewis & Co., another proxy advisory firm, has recommended a vote AGAINST both our Say-on-Pay proposal and the members of the Compensation Committee of the Board of Directors.

Our board of directors recommends a vote FOR our Say-on-Pay proposal, and in this letter we will provide key highlights of our:

—	Very strong short-term and long-term financial performance.

—	Performance-based compensation aligned with shareholder interests.

—	Shareholder engagement and strong compensation governance practices.

We will also discuss the flaws in the Glass Lewis analysis.

Outstanding short-term and long-term financial performance:

Our financial performance has been very strong over both the short-term and long-term.

Total Shareholder Return:

—	Our stock is currently trading at its 52-week high and near its all-time high.

—	As shown in the table below, our total shareholder return has outperformed both the S&P 500 Index and S&P 500 Utilities Index over both the short-term and long-term.

Total Shareholder Return Through 4/17/12 (Date of Glass Lewis Report)	Sempra Energy	S&P 500	S&P 500 Utilities
One-Year Total Return	23.7%	7.7%	13.4%
Five-Year Total Return	15.7%	5.4%	3.9%
Ten-Year Total Return	236.2%	50.7%	75.9%

Earnings:

We have consistently delivered very strong earnings:

—

We achieved $4.47 in adjusted diluted earnings per share, exceeding our 2011 earnings per share guidance range[1]. A gain of $1.15 per share on the acquisition-related remeasurement of South American investments is excluded from both the 2011 reported earnings and the earnings per share guidance.

—	Over the past ten-years, our earnings have increased by an average of 7.6% per year. This excludes the 2011 South American remeasurement gain.[2]

Dividend Increases:

We recently announced a 25% increase in our dividend. On an annualized basis, our dividend will increase from $1.92 per share to $2.40 per share. This follows a 2011 dividend increase of 23% from $1.56 per share to $1.92 per share on an annualized basis.

[1]

On a GAAP basis, our 2011 diluted earnings per share was $5.62. For a reconciliation of 2011 adjusted diluted earnings per share to 2011 diluted earnings per share calculated in accordance with GAAP, see Appendix A of the proxy statement.

[2]	On a GAAP basis, our ten-year compound annual earnings growth rate is 10.1%.

Our compensation is performance-based and aligned with shareholders:

Our compensation program emphasizes pay for performance and alignment with shareholders:

—	Our CEO’s target pay is 83% performance-based. In contrast, average at-risk pay for peer CEOs is 73% for our general industry peer group and 69% for our utilities peer group.

—	For our other named executive officers, performance-based pay makes up an average of over 75% of total target pay.

—	100% of our named executive officers’ short-term and long-term incentive plan awards are performance-based.

We have listened to our shareholders:

As described in our Compensation Discussion and Analysis (CD&A), within the past year, we held telephonic meetings with shareholders representing 78 million shares, or 32% of our total outstanding shares, and 47% of our institutional share ownership. The purpose of these discussions is to update investors on key governance and compensation issues as well as solicit feedback and answer questions. We have been holding discussions like these for several years.

Executive compensation is always a key topic in these meetings. This input is taken into consideration in making compensation decisions and evaluating changes to our executive compensation program. Since early 2011, the Compensation Committee has made the following changes to our compensation program:

—	Granted 100% of our annual long-term incentive plan awards in the form of performance-based restricted stock units. Vesting is subject to a relative total shareholder return performance measure based on four-year performance compared to the S&P 500 Index and S&P 500 Utilities Index.

o	This design was adopted in 2011. Prior years’ awards were 80% performance-based restricted stock units and 20% stock options.

—	Included multiple performance measures in our 2012 short-term incentive plan design. Earnings will continue to be the primary performance measure, with a weighting of 85%. Safety and customer satisfaction goals will have a combined weight of 15% for the 2012 performance year.

—	Removed excise tax gross-up provisions (upon a change in control) from our named executive officers agreements. As of 2011, the change in control excise tax gross-up provisions of all the severance pay agreements for continuing named executive officers were removed. Mr. Felsinger’s agreement was so amended in 2010.

—	Engaged Exequity to perform an independent risk assessment of our compensation programs.

These recent changes build upon a strong compensation governance program. These measures are discussed in the CD&A section of our proxy statement on page 34.

Glass Lewis’ analysis lacks transparency, is conceptually flawed and inaccurate:

Glass Lewis’ analysis lacks transparency and is fundamentally flawed. Below are a few illustrative examples:

—

Glass Lewis reports our CEO’s compensation at $12.5 million in the Pay for Performance section of their report. This is not the 2011 compensation of our current CEO, Ms. Reed ($6.1 million3) and it is not the compensation of our former CEO, Mr. Felsinger ($9.9 million3). It is also not the average or weighted average of their 2011 compensation. We cannot determine how they arrived at their numbers.

o	In anticipation of Donald Felsinger’s planned retirement, Debra Reed became CEO on June 27, 2011. Mr. Felsinger will serve as Executive Chairman until his retirement later this year.

—	The Pay for Performance section of their report (page 4) concludes that pay is higher than our peers. In contrast, the Peer Group Analysis section of the same report (page 12) concludes that our CEO’s pay is at the 50th percentile of the S&P 500 Utilities Index.

[3]	Total compensation reported in the Summary Compensation Table of our proxy statement, excluding actuarial change in pension value and nonqualified deferred compensation earnings.

—	Due to the overall lack of transparency in Glass Lewis’ analysis, we are unable to determine how Glass Lewis calculated total compensation for our CEO plus other named executive officers at over $30 million. It appears that Glass Lewis either overstated the value of performance-based restricted stock units or included pay data for all seven named executive officers.

o	Per SEC rules, we reported seven officers this year instead of the usual five as a result of leadership transitions. In addition to the CEO transition, Mark Snell was promoted to President and Joseph Householder became Executive Vice President & Chief Financial Officer.

o	Glass Lewis does not acknowledge this matter in any way.

—	Compensation reported in Glass Lewis’ peer comparison is inaccurate and misleading. In the Peer Comparison section (page 3), Glass Lewis compares our CEO’s compensation to three peer companies. They report Public Service Enterprise Group, Inc.’s CEO compensation at $2.7 million. A simple reading of this company’s proxy statement reveals a change in timing of equity grants. As a result a $5.7 million equity grant is excluded from Glass Lewis’ analysis.

—	Glass Lewis does not disclose the peer groups used in its Pay for Performance analysis. We have no way of knowing whether the peers used in its analysis are valid comparators.

—	In contrast, we provide extensive disclosure in our proxy statement concerning our rationale for using a general industry peer group composed of similarly sized companies and a utilities peer group. We also disclose the objective criteria used to select our peer companies. Our general industry peer group is composed of companies in Aon Hewitt’s survey database with revenues of $5 billion to $15 billion. Our utilities peer group is the S&P 500 Utilities Index.

—	Glass Lewis criticizes our use of relative total shareholder return as the sole performance measure in our long-term incentive plan.

o	Total shareholder return is widely viewed as one of the best and most objective measures for long-term incentive plans.

o	Total shareholder return is directly aligned with shareholder interests.

o	Total shareholder return has been cited by our shareholders during our outreach discussions as a good performance measure.

o	When consulted prior to issuance of the proxy statement, Glass Lewis had no suggestions for other or better long-term performance measures.

o	Other performance measures are used in the short-term incentive plan.

—	Glass Lewis suggests that we did not react to shareholder concerns or provide disclosure on changes to compensation plans. In fact, we discuss both our shareholder engagement program and compensation governance practices in our CD&A.

o	Discussions were held with shareholders representing 32% of our total outstanding shares and 47% of our institutional share ownership.

o	Changes were made to our long-term equity award design. 100% of our long-term incentive plan awards for named executive officers are performance-based with a relative total shareholder return performance measure.

o	Additional performance metrics were included in the 2012 short-term incentive plan for named executive officers.

o	Excise tax gross-up provisions were removed from the severance pay agreements of continuing named executive officers.

Summary:

Our financial and operational performance has been very strong over both the short-term and long-term. We have executed a smooth transition for the CEO and other key leadership positions. Executive compensation is performance-based and aligned with shareholder interests. We listen to our shareholders and we have continued to increase our shareholder engagement and enhance our compensation governance practices.

Your vote is important to us. For all the reasons we describe above, we respectfully ask that you vote “FOR” our Say-on-Pay resolution.